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EXHIBIT 99.1


                                                POWERCERV
FOR IMMEDIATE RELEASE CONTACT                   CONTACT
January 18, 2001                                Larry Alves
                                                Chief Financial Officer
                                                813.226.2600 ext 1019
                                                larry.alves@powercerv.com

             JUDGE DISMISSES CLASS ACTION LAWSUIT AGAINST POWERCERV

TAMPA, Fla. - PowerCerv Corporation (Nasdaq: PCRV) today announced that Judge Steven D. Merryday of the United States District Court, Middle District of Florida, granted the Defendants' motions to dismiss the July 1997 class action complaint filed by J. Conrad Lifsey (LIFSEY V. ROSS, ET AL.). Explaining his decision, Judge Merryday held "the complaint notably lacks the type of particularized factual allegations required by Fed. R. Civ. P. 9(b), the Reform Act, and the controlling case law...Therefore, upon consideration, the Court finds that the plaintiffs' complaint is insufficient as a matter of law to state a claim under the relevant sections of the federal securities laws as authoritatively interpreted."

Marc Fratello, President and CEO of PowerCerv, said, "This ruling is welcomed vindication for PowerCerv and all of its officers and directors. This cloud has impacted our ability to gain customers, partners and investors - and it has now been lifted. I am pleased that the Court has dismissed this action."

According to the Order, plaintiffs have until February 16, 2001 to file an amended complaint. However, the Order also expresses "substantial doubt" that the plaintiff will be able to properly state a claim. Finally, the Order instructs that a failure to file an amended complaint by February 16, 2001 shall result in the dismissal of this action without further notice. However, the Order states, "Although the Court harbors substantial doubt that the plaintiffs have sufficient facts at their disposal to properly state a claim, it cannot yet be said that allowing an amended complaint would be futile."

Kimberley Robbins, General Counsel for PowerCerv, said, "While the plaintiffs may choose to file an amended complaint, we believe, as did Judge Merryday, that they will come up with no new facts to substantiate the claim. However, should they replead we will continue to contest the matter vigorously."

ABOUT POWERCERV

PowerCerv provides Integrated Enterprise Response to companies around the globe. Featuring fully integrated enterprise applications with innovative e-commerce capabilities, PowerCerv solutions enable companies to completely integrate and extend the management of front-office and back-office operations. With Integrated Enterprise Response, companies extend their enterprise operations across the virtual supply chain and successfully respond to customers, suppliers, partners and employees around the world. For more information contact PowerCerv at (813) 226-2600, fax (813) 222-0886 or visit www.powercerv.com.

Statements contained in this press release that are not historical fact are "forward looking statements" and/or statements of opinion. There can be no guarantees as to how this matter will eventually be resolved or affect it may have on the future performance of the company. Performance is subject to certain risks uncertainties and assumptions that are difficult to predict.

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     400 N Ashley Drive o Suite 2700 o Tampa, Florida o 33602 o 813.226.2600
                       o 813.222.0886 o www.powercerv.com